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                                  Diamond Hill
                                  ------------
                                  Investments


FOR IMMEDIATE RELEASE:
                                             Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)

                      DIAMOND HILL INVESTMENT GROUP, INC.
          ANNOUNCES UNAUDITED RESULTS FOR QUARTER ENDED JUNE 30, 2004

     Columbus, Ohio -- August 13, 2004, -- Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported unaudited results for the quarter ended June 30, 2004. Assets under management increased by 95% to $322 million compared to June 30, 2003 and investment management fees increased by 99% compared to the second quarter of 2003. The net operating loss for the quarter was $241,000, a 43% improvement compared to the second quarter of 2003. The net loss for the quarter was $234,000 or 15 cents per share, which comparies with a net loss of $181810 or 13 cents per share for the second quarter of 2003, with the increase primarily due to higher staffing levels from a year ago, as well as lower investment income in this quarter compared with the same period last year.

     Ric Dillon, president and chief investment officer stated, "We have continued to produce excellent investment returns for our clients, which is our primary objective. In addition, our efforts to market our investment services have resulted in $65 million in new client investments in our managed accounts and mutual funds through the first six months of the year. We expect long term benefits fromthe expansion of our marketing efforts through increased staffing in April. We will maintain our focus on serving our clients' investment needs, and we expect to have continued success in growing our business in the future." Dillono added that "our new colleagues purchased 60,000 shares of Company stock in a private placement that closed July 21, 2004, which is further evidence of the confidence we have in our future.

About Diamond Hill:

     Diamond Hill provides investment management services to individuals and institutions seeking to preserve and build wealth. The firm currently manages mutual funds, seperate accounts and a private investment fund. For more information on Diamond Hill, visit www.diamond-hill.com.



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            375 North Front Street, Suite 300, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363